Exhibit 99.2

2010 Executive Incentive Compensation Plan

On February 9, 2010, the Compensation Committee of the Company’s Board of Directors approved the 2010 Executive Incentive Compensation Plan for the executive officers listed below. If certain revenue and earnings targets are met for the first, second, third, and fourth quarters of 2010, the target cumulative payments to these executive officers under the 2010 Executive Incentive Compensation Plan are as listed below. In addition, if revenue and earnings targets are exceeded by 10% or more, the target cumulative payments will be increased by 30%.

James R. Zarley	Executive Chairman of the Board of Directors	$450,000
Tom A. Vadnais	Chief Executive Officer	$450,000
John Pitstick	Chief Financial Officer	$250,000
Carl White	Chief Executive Officer - Europe	£100,000
Scott P. Barlow	Vice President, General Counsel and Secretary	$250,000
Peter Wolfert	Chief Technology Officer	$250,000